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                                                                    EXHIBIT 4.01

                              ARTICLES OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                            MICRON ELECTRONICS, INC.


      1. The name of the Corporation is Micron Electronics, Inc., a Minnesota corporation.

      2. A resolution amending the Corporation's Articles of Incorporation was approved by the Corporation's Board of Directors and Shareholders, with such amendments to be effective at 4:01 Eastern Daylight Time on August 6, 2001. The following is the full text of the amendments to the Articles of Incorporation of the Corporation:

      Article I is hereby amended, in its entirety, to read as follows:

            ARTICLE 1. NAME

            The name of the Corporation is "Interland, Inc."

      Article III is hereby amended, in its entirety, to read as follows:

            ARTICLE 3. AUTHORIZED SHARES

            The aggregate number of authorized shares of the corporation is Two Hundred Million (200,000,000) shares of $.01 par value, which shall be divisible into the classes and series, have the designations, voting rights and other rights and preferences and be subject to the restrictions, that the Board of Directors of the corporation may from time to time establish, fix and determine consistent with Articles 4 and 5 hereof. Unless otherwise designated by the Board of Directors, all issued shares shall be deemed Common Stock with equal rights and preferences.

      3. The amendments were adopted by the shareholders pursuant to section 302A.135 of the Minnesota Business Corporation Act on August 6, 2001.

      4. The amendments shall be effective at 4:01 p.m. Eastern Daylight Time on August 6, 2001.

      IN WITNESS WHEREOF, Micron Electronics, Inc. has caused these Articles of Amendment to be signed and attested by its duly authorized officers this 6th day of August, 2001.

                                        MICRON ELECTRONICS, INC.

                                        By  /s/ Joel J. Kocher
                                            ------------------------------------
                                            Joel J. Kocher,
                                            Chairman and Chief Executive Officer